UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 5, 2024

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture with respect to 5.875% Senior Notes due 2033

On September 9, 2024, Hilton Domestic Operating Company Inc. (the “Issuer”), an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), issued and sold $1 billion aggregate principal amount of 5.875% Senior Notes due 2033 (the “Notes”) under an Indenture, dated as of September 9, 2024 (the “Indenture”), by and among the Issuer, the Company, as a guarantor, the other guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”). The Notes were sold only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes were issued at 100% of their par value and bear interest at a rate of 5.875% per annum. Interest on the Notes is payable semi-annually in arrears on March 15 and September 15, beginning March 15, 2025. The Notes mature on March 15, 2033.

The net proceeds of the offering of the Notes will be used for general corporate purposes.

Ranking; Guarantees

The Notes are the Issuer’s senior unsecured obligations, ranking equally in right of payment with all of the Issuer’s existing and future senior indebtedness and senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness.

The Notes are guaranteed, on a senior unsecured basis, by (i) Hilton Worldwide Parent LLC (“HWP”), the Issuer’s direct parent company, (ii) the Company, the immediate parent company of HWP, and (iii) each of the Issuer’s existing and future wholly owned subsidiaries to the extent such entities guarantee indebtedness under the Issuer’s senior secured credit facilities or certain other indebtedness of the Issuer or any subsidiary guarantor.

Optional Redemption

The Issuer may, at its option, redeem the Notes, in whole or in part, at any time prior to March 15, 2028, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus the applicable “make-whole premium.” In addition, beginning on March 15, 2028, the Issuer may redeem all or a part of the Notes at a redemption price equal to 102.938% of the principal amount redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price decreases to 101.469% and 100.000% of the principal amount redeemed on March 15, 2029 and March 15, 2030, respectively. In addition, at any time on or prior to March 15, 2028, the Issuer may, at its option, redeem up to 40.0% of the aggregate principal amount of the Notes issued under the Indenture with the proceeds of certain equity offerings at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest.

Repurchase at the Option of Holders

Upon the occurrence of a change of control triggering event, the holders of the Notes will have the right to require the Issuer to make an offer to repurchase each holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

Covenants; Events of Default

The Indenture contains covenants that, among other things, limit the ability of the Issuer and its restricted subsidiaries to incur certain secured indebtedness, enter into sale and lease-back transactions, and merge or consolidate. These covenants are subject to a number of important exceptions and qualifications. Neither HWP nor the Company is subject to the restrictive covenants of the Indenture. The Notes also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of each of such documents, which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On September 5, 2024, the Company issued a press release announcing the launch of the offering of the Notes and a press release announcing the pricing of the offering of the Notes, and each is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of September 9, 2024, by and among Hilton Domestic Operating Company Inc., the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

4.2	Form of 5.875% Senior Note due 2033 (included in Exhibit 4.1).

99.1	Press Release announcing the launch of the offering of the Notes, dated September 5, 2024.

99.2	Press Release announcing the pricing of the offering of the Notes, dated September 5, 2024.

101	Interactive Data File - XBRL tags are embedded within the Inline XBRL document.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

Date: September 9, 2024	By:	/s/ Kevin J. Jacobs
	Name:	Kevin J. Jacobs
	Title:	Chief Financial Officer and President, Global Development